Exhibit 10.10.7

SEVENTH AMENDMENT TO

AMENDED & RESTATED MASTER SERVICES AGREEMENT

This Seventh Amendment (“Seventh Amendment”) effective as of October 12,2014 (“Seventh Amendment Effective Date”) is by and between Synacor, Inc. (“Synacor”) and Qwest Corporation, on behalf of itself and as agent for its Affiliates (“Client”) under which the parties hereto mutually agree to modify and amend the Amended & Restated Master Services Agreement, effective as of April 1, 2012, as amended (including the exhibits, schedules and amendments thereto, the "Agreement“) as provided in this Seventh Amendment. All terms defined herein shall be applicable solely to this Seventh Amendment. Any capitalized terms used herein, which are defined in the Agreement and are not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties desire to extend the Term of the Agreement,

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend and modify the Agreement, effective as of the Seventh Amendment Date, as follows:

1.0	Term: Section 7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Term.  This Agreement shall be effective as of the Effective Date and shall continue thereafter in full force and effect through December 31, 2013 (the “Initial Term”). Thereafter the Agreement shall automatically renew initially through June 30, 2016 and thereafter will automatically renew for up to two (2) periods of two (2) years each (each such renewal period shall be referred to as a “Renewal Term”, and together with the Initial Term, the “Term”), provided however that either party may prevent automatic renewal by providing the other party with at least 180 days prior written notice of non-renewal.

2.0	Scope of Amendment: This Seventh Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Seventh Amendment. This Seventh Amendment shall be integrated into, and form a part of, the Agreement as of the Seventh Amendment Effective Date. All terms and conditions of the Agreement shall remain unchanged except as expressly modified by this Seventh Amendment; and the terms of the Agreement as modified by this Seventh Amendment are hereby ratified and confirmed. If the terms of the Agreement conflict with those of this Seventh Amendment, the terms of this Seventh Amendment shall control. This Seventh Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the date set forth below their respective signatures, to be effective as of the Seventh Amendment Effective Date.

SYNACOR, INC.		QWEST CORPORATION,
On behalf of itself and as agent for
Its Affiliates

By:	/s/ George Chamoun	By:	/s/ Richard Jacobsen
Name:	George Chamoun	Name:	Richard Jacobsen
Title:	EVP, Sales and Marketing	Title:	Strategic Sourcing Manager
Date:	October 12, 2014	Date:	October 17, 2014